    Exhibit 10.65

RETENTION PAYMENT AGREEMENT

This Retention Payment Agreement (“Agreement”) is entered into by and between Advanced Micro Devices, Inc. (“Company”) and Henri Richard (“Employee”) (collectively, the “Parties”).

1.	Retention Period. Employee agrees that he will not voluntarily terminate his employment with the Company during a three (3) year period beginning August 2, 2005 and ending August 1, 2008 (“Retention Period”).

2.	Retention Payment. The Company agrees to provide Employee a Retention Payment of One Million Dollars ($1,000,000), subject to all required taxes and withholdings (“Retention Payment”). The Retention Payment will be paid in a single lump sum within 30 days of this Agreement. The Retention Payment shall not be considered to be a bonus or base compensation for purposes of calculating any severance benefits or benefits due to the Employee following a change of control pursuant to the Management Continuity Agreement dated July 7, 2003 between Employee and the Company.

3.	Repayment of Retention Payment. Employee agrees to repay to the Company all or a prorated amount of the Retention Payment, according to the following terms:

(a)	Repayment Due to Employment Termination. If Employee’s employment with the Company terminates during the Retention Period, Employee agrees to repay the full amount of the Retention Payment less thirty-three point thirty-three percent (33.33%) for each full year of employment completed during the Retention Period. Employee agrees that repayment obligations under this Agreement are not reduced by completion of partial years of employment. Employee agrees that the any repayment due under this section 3(a) must be repaid by no later than the effective date of Employee’s termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination.

(b)	Consent to Offset. Employee agrees that any repayment due the Company under this Agreement may be deducted to the extent permitted by law from any amounts due Employee from the Company at time of termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).

(c)	Repayment Forgiveness. The Company agrees to forgive any repayment due the Company under this Agreement where the Company terminates Employee’s employment due to a Company- or department-wide reduction-in-force. The Company may also, in its sole discretion, forgive any repayment due the Company under this Agreement under circumstances of an extraordinary or unavoidable nature. The Parties agree that Employee’s voluntary termination of his employment, or the Company’s termination of Employee’s employment for any reason other than those stated in this section 3(c), are not conditions requiring forgiveness of any repayment due the Company under this Agreement.

4.	No Guarantee of Continued Employment. Nothing in this Agreement guarantees Employee’s employment for any period of time or modifies the at-will nature of Employee’s employment.

5.	No Solicitation. Employee’s duties with the Company include access to and use of information relating to the identities, key contacts, preferences, needs and circumstances of customers of the Company, and information relating to the identities, preferences, compensation and circumstances of employees of the Company. Employee acknowledges that he would likely use such information if Employee were to solicit business from the Company’s customers or recruit employees from the Company. For this reason, during Employee’s employment with the Company and for a period of one (1) year following the termination of Employee’s employment (whether voluntary or involuntary) (“Post-Employment Period”), Employee agrees that he will not (i) directly or indirectly solicit the business of any customer of the Company on behalf or for the benefit of any competitive enterprise, or (ii) directly or indirectly solicit, induce or encourage an employee of the Company to leave his or her employment with the Company to work for another employer, without first obtaining the written consent of an Officer of the Company.

6.

New Employment. Employee agrees that he will immediately inform the Company of (i) the identity of any new employment, start-up business or self-employment in which Employee engages during the Post-Employment Period, and (ii) Employee’s title, duties and responsibilities in any such engagement. Employee authorizes the Company to provide a copy of this Agreement (redacted to exclude economic terms) to any new employer or other entity or business with which Employee engages during the Post-Employment Period.

Employee agrees that during the Post-Employment Period, Employee will provide such information to the Company as it may request to ensure compliance with this Agreement.

7.	Attorneys’ Fees. The Parties agree that in the event of a dispute regarding the interpretation or enforcement of this Agreement, or any provision contained herein, the prevailing party to such dispute (as determined by a judge, jury or arbitrator) is entitled to reimbursement for his/its reasonable attorneys’ fees incurred in connection with such dispute.

8.	Acknowledgements. Employee acknowledges that he has the right to discuss this Agreement with any individual, and that to the extent desired, he has availed himself/herself of this opportunity; Employee further acknowledges that he has carefully read and fully understands all the provisions of this Agreement, and that he is voluntarily entering into it without any duress or pressure from AMD.

9.	Miscellaneous. No modification of any term of this Agreement shall be valid or binding unless such modification is set forth in a writing signed by both Employee and an Officer of the Company. This Agreement shall not be terminated or altered by changes in duties, compensation or other terms or conditions of Employee’s employment. This Agreement is binding upon both Employee’s heirs, successors and assigns, and the Company’s successors and assigns. The failure by either Employee or the Company to enforce any term of this Agreement at any time or for any period of time shall not be construed as a waiver of such term or the right to later enforce such term. If a court holds any provision of this Agreement invalid, unlawful or unenforceable, such holding shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

EMPLOYEE		ADVANCED MICRO DEVICES, INC.

Signature:	/s/ Henri Richard	By:	/s/ Kevin Lyman
Printed Name:	Henri Richard	Printed Name:	Kevin Lyman
Date:	August 3, 2005	Title:	Senior Vice President
		Date:	August 3, 2005